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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
RealNetworks, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-42579, 333-53127, 333-63333, 333-55342) on Form S-8 and (No. 333-55160) on
Form S-3 of RealNetworks, Inc. and subsidiaries, of our reports dated January 21, 2002, relating to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001 and the related consolidated financial statement schedule, which reports appear in the 2001 Annual report on Form 10-K of RealNetworks, Inc.

/s/ KPMG LLP


Seattle, Washington
March 5, 2002